EXHIBIT 10.12

PURCHASE AND SALE CONTRACT

for

STACY ROAD PARTNERS, LLC,

a Georgia limited liability company,

THE SOLE OWNER OF

The Avenues at Craig Ranch

8700 Stacy Road

McKinney, Texas 75070

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EXHIBITS

A	ENTITY CHART

1.1.12	LIST OF EXCLUDED FIXTURES AND TANGIBLE PERSONAL PROPERTY

1.1.15	LEGAL DESCRIPTION OF LAND

1.1.24	PLANS AND SPECIFICATIONS

3.1.2	FORM OF ESCROW AGREEMENT

5.5	LIST OF MATERIALS

7.2.1.1	AGREEMENT OF ASSIGNMENT AND ASSUMPTION

7.2.1.13	TENANT LETTER

15.22	AUDIT REPRESENTATION LETTER

16.1	RENT CONCESSIONS

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PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (“Purchase Contract”) is entered into as of June 6, 2013, between and among the parties listed on Exhibit A attached hereto and made a part hereof, all having a principal address at c/o Davis Development, Inc., 1050 Eagles Landing Parkway, Suite 300, Stockbridge, Georgia 30281 (collectively and individually, “Seller”), MORROW INVESTORS, INC., a Georgia corporation (“Morrow”), and TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership, having a principal office at 19950 W. Country Club Drive, Suite 801, Aventura, Florida 33180 (“Purchaser”).

NOW, THEREFORE WITNESSETH: That for and in consideration of mutual covenants and agreements herein after set forth, Seller, Morrow, and Purchaser hereby agree as follows:

RECITALS

R-1       Seller is the owner of 100% of the membership interests (together with all rights, privileges and remedies appurtenant thereto, the “Interests”) of Stacy Road Partners, LLC, a Georgia limited liability company (“Property Owner”), which holds legal title to the Land described in Section 1.1.15 and the Property described in Section 1.1.24.

R-2       Purchaser desires to purchase and Seller has agreed to sell the Interests and all of the benefits accruing to the owner thereof, including, but not limited to, Seller’s interest in the Property (as defined in Article 1) on the terms and conditions set forth in this Purchase Contract (which terms and conditions shall control in the event of any conflict with these Recitals), such that on the Closing Date the Interest will be conveyed by an Assignment and Assumption of Interests to Purchaser.

R-3       Purchaser has agreed to pay the Purchase Price for the Interests to Seller and Seller has agreed to sell the Interests to Purchaser on the terms and conditions set forth in this Purchase Contract.

R-4       Purchaser intends to make investigations regarding the Interests and Property and Purchaser’s intended use of the Property, as Purchaser deems necessary and desirable.

ARTICLE 1
DEFINED TERMS

1.1         Unless otherwise defined herein, terms with initial capital letters in this Purchase Contract shall have the meanings set forth in this ARTICLE 1 below.

1.1.1            “Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the State in which the Land is located.

1.1.2           “Certificate of Occupancy” means final permanent certificates of occupancy for the entire Property and all of the Improvements issued by the City of McKinney, Texas or other applicable governmental authorities having jurisdiction over the Property and the Improvements.

1.1.3           “Closing” means the consummation of the purchase and sale and related transactions contemplated by this Purchase Contract in accordance with the terms and conditions of this Purchase Contract.

1.1.4           “Closing Date” means twenty (20) days after Seller has delivered to Purchaser the Certificate of Occupancy. In the event Seller has not delivered to Purchaser copies of permanent Certificate(s) of Occupancy covering all of the apartment units and other buildings at the Property by January 31, 2014 (the “Outside Date”), all obligations, liabilities and rights of the parties under this Agreement shall terminate and the Deposit (together with interest thereon) shall be returned to Buyer.

1.1.5           “Consultants” shall have the meaning ascribed in Section 5.1.

1.1.6           “Delinquent Rent” shall have the meaning ascribed in Section 7.1.4.

1.1.7            “Deposit” means the Initial Deposit, Second Deposit and Extension Deposit.

1.1.8           “Effective Date” means the date on which Seller and Purchaser last execute this Purchase Contract.

1.1.9            “Extension Deposit” means the amount of TWO HUNDRED THOUSAND AND NO NO/100 DOLLARS ($200,000.00).

1.1.10         “Feasibility Period” means the period beginning on the Effective Date and ending at 5:00 p.m. prevailing Atlanta, Georgia time forty-five (45) days after the Effective Date.

1.1.11         “Financial Statements” shall have the meaning ascribed in Section 8.1.1.6.

1.1.12         “Fixtures and Tangible Personal Property” means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, signage, appliances and other articles of tangible personal property now located on the Land or in the Improvements as of the Effective Date (or hereafter acquired by Property Owner prior to the Closing Date) and used or usable in connection with any present or future occupation or operation of all or any part of the Property. The term “Fixtures and Tangible Personal Property” does not include (i) equipment leased by Property Owner and the interest of Property Owner in any equipment provided to the Property for use, but not owned or leased by Property Owner, (ii) property owned or leased by any Tenant and guest, employee or other person furnishing goods or services to the Property, (iii) any software owned by or licensed to Property Owner with respect to the Property or Property Owner, or (iv) the property and equipment, if any, expressly identified in Exhibit 1.1.12.

1.1.13         “Improvements” means all buildings, structures, parking areas, sidewalks, landscaping and improvements located on the Land, including, without limitation, that certain 334 unit apartment complex known as “The Avenues at Craig Ranch”.

1.1.14         “Initial Deposit” means the amount of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00).

1.1.15         “Land” means all of those certain tracts of land described on Exhibit 1.1.15 attached hereto, and all rights, privileges and appurtenances pertaining thereto.

1.1.16         “Lease(s)” means all rights and interests of Property Owner in and to all leases, subleases and other occupancy agreements, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Property and which are in force as of the Effective Date for the Property or thereafter as permitted in ARTICLE 16. Leases shall be reflected on the rent roll provided to Purchaser pursuant to this Purchase Contract.

1.1.17          “Management Contract” means that certain Management Agreement between Property Owner and Manager pertaining to the Land and Improvements.

1.1.18         “Manager” means TX-Davis Development, Inc., a Georgia corporation.

1.1.19         “Materials” shall have the meaning ascribed in Section 5.5.

1.1.20         “Miscellaneous Property Assets” means all contract rights, leases, concessions, warranties, licenses, Plans and Specifications, drawings, franchises, logos, tradenames (including, without limitation, the name “The Avenues at Craig Ranch”) trademarks, servicemarks, website domains, telephone numbers and advertising materials and other items of intangible personal property relating to the ownership or operation of the Property and owned by Property Owner excluding, however, (i) receivables, (ii) Property Contracts, (iii) the general contractor contract (iv) Leases, (v)  Fixtures and Tangible Personal Property, (vi) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (vii) refunds, rebates or other claims to cash, or any interest thereon, for periods or events occurring prior to the Closing Date, (viii) utility and similar deposits, (ix) insurance or other prepaid items, (x) any capital replacement, repair or other reserves held by Property Owner, or any other party on behalf of or for the benefit of Property Owner, with respect to the Property, (xi) Property Owner’s proprietary books and records, and (xii) the Management Contract, except to the extent that Property Owner receives a credit on the closing statement for any such item in which event such item shall be transferred to Purchaser if transferable.

1.1.21         “Morrow” means Morrow Investors, Inc., a Georgia corporation and the sole manager of Property Owner.

1.1.22          “Permits” means all licenses and permits granted by governmental authorities having jurisdiction over the Property owned by Property Owner and required in order to own and operate the Property.

1.1.23         “Permitted Exceptions” means those exceptions or conditions permitted to encumber or affect the title to the Property in accordance with the provisions of Section 6.2.

1.1.24         “Plans and Specifications” means The construction plans and specifications created in contemplation of the development of the Property which are described on Exhibit 1.1.24 attached hereto.

1.1.25         “Property” means the Land and Improvements and all rights of Property Owner relating to the Land and the Improvements, including without limitation, any rights, title and interest of Property Owner, if any, in and to (i) any strips and gores adjacent to the Land and any land lying in the bed of any street, road, or avenue opened or proposed, in front of or adjoining the Land, to the centerline thereof; (ii) any unpaid award for any taking by condemnation or any damage to the Property by reason of a change of grade of any street or highway; (iii) all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Land and Improvements, together with all Fixtures and Tangible Personal Property, all Property Contracts and Leases, Permits and the Miscellaneous Property Assets owned by Property Owner which are located on the Property and used in its operation.

1.1.26         “Property Contracts” means all purchase orders, maintenance, service, or utility contracts and similar contracts, excluding Leases, which relate to the ownership, maintenance, construction or repair and/or operation of the Property and which are not cancelable on 30 days’ or shorter Notice without penalty, but only to the extent transferable and shall also mean any third party maintenance, service, marketing or other contract relating to the Property which Property Owner is obligated to cause Property Owner’s transferee or assign to assume or execute upon Purchaser's purchase of the Property, all as described on Exhibit 1.1.26 attached hereto.

1.1.27         “Proration Period” shall have the meaning ascribed thereto in Section 7.1.3.

1.1.28         “Purchase Contract” means this Purchase and Sale Contract by and between Seller and Purchaser.

1.1.29         “Purchase Price” shall have the meaning ascribed thereto in Section 3.1.

1.1.30         “Rents” shall have the meaning ascribed thereto in section 7.1.2.

1.1.31         “Rejected Contracts” shall have the meaning ascribed in Section 6.5.

1.1.32         ”Second Deposit” means the amount of SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($600,000.00).

1.1.33         “Survey” shall have the meaning ascribed thereto in Section 6.4.

1.1.34         “Surviving Obligations” shall mean Purchaser’s obligations under Sections 5.3, 5.5, 7.1.2, 7.1.3, 7.1.4, 7.1.5, 10.1 and 15.13 and the obligations of Seller and Morrow under Sections 7.1.2, 7.1.3, 7.1.4, 7.1.5, Article 8, Article 15, 14.20, 14.21 and 10.1, which obligations shall survive Closing or termination of the Purchase Contract as provided herein.

1.1.35         “Taxes” shall have the meaning ascribed in Section 8.2.1.4.

1.1.36         “Tenant” means any person or entity entitled to occupy any portion of the Property under a Lease.

1.1.37         “Tenant Deposits” means all security or other deposits and prepaid rents made or to be made pursuant to the Leases.

1.1.38         “Title Commitment” shall have the meaning ascribed thereto in Section 6.1.

1.1.39         “Title Insurer” means Chicago Title Insurance Company.

ARTICLE 2
PURCHASE AND SALE OF ENTITY

2.1         Seller agrees to sell and convey the Interests to Purchaser and Purchaser agrees to purchase the Interests from Seller, in accordance with the terms and conditions set forth in this Purchase Contract.

ARTICLE 3
PURCHASE PRICE, DEPOSIT AND ESCROW PROVISIONS

3.1         The total purchase price (“Purchase Price”) for the Interests shall be FORTY-TWO MILLION THREE HUNDRED SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($42,375,000.00), which shall be paid by Purchaser, as follows:

3.1.1           On or before two (2) days after the Effective Date, Purchaser shall deliver to the Title Insurer, as escrow agent, the Initial Deposit in cash, by wire transfer or certified check. On or before two (2) days after the expiration of the Feasibility Period, Purchaser shall deliver to the Title Insurer, as escrow agent, the Second Deposit in cash, by wire transfer or certified check. In the event Purchaser fails to deliver the Initial Deposit or Second Deposit to Title Insurer in accordance with this Section 3.1.1, Seller shall have the right to terminate the Purchase Contract upon written notice to Purchaser.

3.1.2           The Title Insurer shall hold the Deposit pursuant to the form of Escrow Agreement attached hereto as Exhibit 3.1.2 and make delivery of the Deposit to the party entitled thereto under the terms thereof. The Title Insurer shall invest the Deposit in an interest-bearing bank account or money market fund or such investment as Seller and Purchaser shall jointly agree, in writing, with such agreement being provided to Title Insurer in writing.

3.1.3           If the sale of the Interest is closed by the date fixed therefor, monies held as the Deposit shall be applied to the Purchase Price on the Closing Date and the balance of the Purchase Price, subject to prorations, adjustments and credits provided for in this Purchase Contract, shall be paid at Closing to Seller in immediately available United States funds.

ARTICLE 4
FINANCING

4.1         Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

4.2         All costs and expenses incurred in connection with any financing of the acquisition of the Property by Purchaser pursuant to this Purchase Contract shall be solely the responsibility of Purchaser.

ARTICLE 5
FEASIBILITY PERIOD

5.1         Subject to the terms of Section 5.3 below, until Closing or termination of this Purchase Contract, Purchaser, and its agents, contractors, engineers, surveyors, and employees (“Consultants”) shall have the right from time to time to enter onto the Property to do the following:

5.1.1           To conduct and make any and all customary studies, tests, examinations and inspections, or investigations of or concerning the Property (including without limitation, engineering and feasibility studies, environmental site assessments, evaluation of drainage and flood plain, soil tests for bearing capacity and percolation and surveys, including topographical surveys).

5.1.2           To confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and the Interests.

5.1.3           To ascertain and confirm the suitability of the Property for Purchaser’s intended use of the Property.

5.1.4           To review all Materials (other than Seller’s proprietary information).

5.2          Should the results of any of the matters referred to in Section 5.1 above appear unsatisfactory to Purchaser for any reason in its sole discretion, then Purchaser shall have the right to terminate this Purchase Contract by giving written Notice to that effect to Seller and the Title Insurer on or before the expiration of the Feasibility Period. If Purchaser exercises such right to terminate, (a) this Purchase Contract shall terminate and be of no further force and effect, except for the Surviving Obligations, and (b) upon the request of Seller, Purchaser shall promptly deliver to Seller copies of all or selected reports, tests, analyses, studies, or surveys prepared by third party Consultants in connection with the Property, and (c) the Initial Deposit will be returned to Purchaser. If Purchaser fails to provide Seller with written Notice of cancellation on or before the expiration of the Feasibility Period in strict accordance with the Notice provisions of this Purchase Contract, Purchaser shall deliver the Second Deposit to Title Insurer and the Deposit will become non-refundable and, except as otherwise expressly contemplated hereby, this Purchase Contract shall remain in full force and effect, and Purchaser’s obligation to purchase the Property shall be non-contingent and unconditional except only for satisfaction of the conditions expressly stated in this ARTICLE 5 and in ARTICLES 9, 13 and 14.

5.3           Purchaser shall indemnify and hold Seller and Property Owner harmless for any actions taken by Purchaser and its Consultants on the Property. Purchaser shall indemnify, defend (with attorneys selected by Seller) and hold Seller and Property Owner harmless from any and all claims, damages, costs and liability which may arise due to such entries, surveys, tests, investigations and the like. Seller and Property Owner shall have the right, without limitation, to disapprove any and all entries, surveys, tests, investigations and the like that, in Seller’s reasonable judgment, could result in any injury to the Property or breach of any agreement, or expose Seller to any liability, costs, liens or violations of applicable law, or otherwise adversely affect the Property or Seller’s interest therein. Purchaser shall exercise commercially reasonable efforts to minimize disruption to the Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section. No consent by the Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller. Purchaser hereby agrees to restore the Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this ARTICLE 5 at Purchaser’s sole cost and expense. Notwithstanding anything herein to the contrary, Purchaser shall have no liability to Seller under this Section 5.3 for pre-existing conditions upon the Property. Purchaser shall maintain commercial general liability insurance with broad form contractual and personal injury liability endorsements with respect to Purchaser’s activities on the Property pursuant to this ARTICLE 5, in amounts (including deductible amount of no more than $10,000 per occurrence and in the aggregate) and with such insurance carriers as shall be reasonably approved by Seller and naming Property Owner as additional insureds, with endorsements acceptable to Property Owner, including a waiver of defenses of the insurer based on the actions or inaction of Purchaser (which insurance must be reasonably approved by Property Owner). Such liability insurance shall be on an occurrence basis and shall provide combined single limit coverage of not less than $2,000,000.00 (per occurrence and in the aggregate) for bodily injury, death and property damage, by water or otherwise. The provisions of this Section shall survive the Closing or termination of this Purchase Contract.

5.4           Purchaser shall not permit any mechanic’s or materialman’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any studies or tests conducted by or for Purchaser. Purchaser shall give Notice to Property Owner a reasonable time prior to entry onto the Property, shall deliver proof of insurance coverage required above to Property Owner and shall permit Property Owner to have a representative present during all investigations and inspections conducted on the Property. Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the investigations and inspections of the Property, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons or the environment and cause no damage to the Property (all such damage to be promptly repaired) or other property of Property Owner or other persons. All non-public information made available by Property Owner to Purchaser in accordance with this Purchase Contract or obtained by Purchaser in the course of its investigations shall be treated as confidential information by Purchaser, and, prior to the purchase of the Property by Purchaser, Purchaser shall use its best efforts to prevent its Consultants, agents and employees from divulging such information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of evaluating or consummating the transaction contemplated by this Purchase Contract, including Purchaser’s attorneys and representatives, prospective lenders and engineers.

5.5           Seller and Property Owner shall make available for inspection at the Property (or deliver to Purchaser, as reasonably determined by Purchaser and Seller) within two (2) calendar days from the Effective Date the materials and information listed on Exhibit 5.5 attached hereto and made a part hereof (the “Materials”), to the extent in Property Owner’s or Seller’s possession or control. In no event shall Seller be required to disclose to Purchaser information regarding the partners of Seller, distributions to partners or other partnership information not relating to the condition or operation of the Property or appraisals or other valuation information). If the sale of the Property is not closed by the date fixed therefor or if the Purchase Contract is terminated for any reason, Purchaser shall, within five (5) calendar days, return all such Materials to Seller. The provisions of this Section shall survive the Closing or termination of this Purchase Contract.

5.6           Prior to expiration of the Feasibility Period, Seller and Purchaser shall agree on a list of Fixtures and Tangible Personal Property.

ARTICLE 6
TITLE AND SURVEY

6.1           Seller shall promptly secure a commitment for title insurance for the Property in an amount equal to the Purchase Price (“Title Commitment”) issued by the Title Insurer for an owner’s title insurance policy on the most recent standard Texas equivalent American Land Title Association Policy form, together with legible copies of all instruments identified as exceptions therein and shall cause copies thereof to be delivered to Purchaser on or before three (3) days after the Effective Date.

6.2           Purchaser shall have the right to examine title to the Property and shall notify Seller in writing on or before thirty-five (35) days after the Effective Date of any objections that Purchaser may have. In addition, if any other title exception or defect not appearing in the Title Commitment as of the effective date of Purchaser’s first title examination shall be discovered prior to Closing, Purchaser shall have the right to notify Seller in writing of any objections that Purchaser may have to such additional matters. If Purchaser shall give Seller notice of objection to any title exceptions or defects not caused by any act or omission of Seller occurring subsequent to the Contract Date, Seller shall have until expiration of the Feasibility Period within which to cure or satisfy such objection or to agree in writing to satisfy or cure such objection prior to Closing. If the objections shall not be satisfied by Seller prior to expiration of the Feasibility Period or by Closing if Seller has agreed in writing to satisfy or cure such objection prior to Closing, then, at the option of Purchaser, Purchaser shall have the right (a) to terminate this Agreement or (b) to close the purchase regardless of such title objections without any adjustment in the Purchase Price. If Seller shall cure or satisfy said objections within the Feasibility Period or shall agree in writing to satisfy or cure such objection prior to Closing, then this Agreement shall continue in effect. Purchaser shall have the right at any time to waive any objections that it may have made. If Purchaser does not terminate this Agreement pursuant to this section, then, in such event, Purchaser shall be deemed conclusively to have waived any objections not cured or satisfied by Seller, and Purchaser shall be obligated to purchase the Property, regardless of said objections. Purchaser agrees that the following items shall be deemed “Permitted Exceptions” and Purchaser agrees to accept the Deed and title subject thereto:

6.2.1           Such exceptions and matters objected to by Purchaser as provided in Section 6.2 above and for which Seller does not agree, in writing, to satisfy or cure;

6.2.2           Such exceptions and matters in the Title Commitment not objected to by Purchaser as provided in Section 6.2 above

6.2.3           All Leases and any other occupancy, residency, lease, tenancy and similar agreements entered into in the ordinary course of business, provided such were disclosed to Purchaser prior to the end of the Feasibility Period in accordance with ARTICLE 16 hereof;

6.2.4           Real estate and property taxes for the calendar year in which closing occurs to the extent not due and payable;

6.3         Notwithstanding anything herein to the contrary, Seller shall be obligated to remove from record (by bonding or otherwise) any of the following affecting the Property as of the Closing Date: (w) any easements or rights of way with respect to the Property granted by Seller after the date hereof and any agreements affecting title to the Property entered into by Seller after the date hereof, in either case, without Purchaser’s prior written approval, which approval shall not be unreasonably withheld or delayed; (x) liquidated final non-appealable liens or judgments affecting the Property; (y) any mortgage or other security interest entered into by Seller; or (z) any mechanic’s or materialman’s lien and any judgment docketed against the Property, in any case resulting from the non-payment by Seller of any sums alleged to be due and owing by Seller to a contractor or materialman (collectively, the “Mandatory Removal Liens”). The existence of the Mandatory Removal Liens shall not be objections to title, provided that properly executed instruments in recordable form necessary to satisfy and remove the same of record are delivered to the Purchaser at Closing or, in the alternative, with respect to any mortgage, deed to secure debt or deed of trust liens, that payoff letters from the holder of the mortgage, deed to secure debt or deed of trust liens shall have been delivered to and accepted by the Title Insurer (sufficient to remove the same from the policy issued at Closing), together in either case, with recording and/or filing fees.

6.4         Seller, at Seller’s cost and expense, shall cause to be delivered to Purchaser an ALTA/ACSM as-built survey containing Table A items 1-4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 11(a), 13, 14, 16, 18, 19, and 20(a) (“Survey”). Purchaser shall be responsible for any additional Survey costs due to requests of Purchaser or Purchaser’s lender. Purchaser, at Purchaser’s sole cost and expense, may cause to be prepared an environmental report for the Property (“Environmental Report”).

6.4.1           Should such Survey disclose conditions that give rise to a title exception (other than a Permitted Exception), then Purchaser shall have the right to object thereto within the Feasibility Period in accordance with the procedures set forth in ARTICLE 5 and 6 above.

6.5          If, (i) as the result of any change or event occurring after the date of the initial Title Commitment, the Escrow Agent issues any update to the Title Commitment to add or modify requirements or exceptions or to modify the conditions to obtaining any endorsement requested by Purchaser, or (ii) as the result of any change or event occurring after the date of the Survey, the surveyor modifies the Survey in any material respect, then Purchaser shall promptly notify Seller of any objections to such revisions, but in no event later than five (5) business days after Purchaser’s receipt of said update, in which event the same procedures for response, cure, termination and waiver set forth above, as applicable, shall apply to such new objections.

6.6          Purchaser shall notify Seller on or before the last day of the Feasibility Period of any maintenance, service or similar contract which relate to the ownership, maintenance, construction or repair and/or operation of the Property and are cancelable on 90 days’ or shorter notice without penalty which Purchaser does not desire to assume (“Rejected Contracts”). Promptly after it is determined that (a) Purchaser has no title objections, or (b) Purchaser has elected to proceed to Closing, Seller shall give notice of cancellation to each service provider under the Rejected Contracts. To the extent that as of Closing any of the Rejected Contracts have not yet terminated (due to less advance notice of cancellation than required thereunder) Purchaser shall assume the obligations of such Rejected Contract after Closing until the cancellation becomes effective.

ARTICLE 7
CLOSING

7.1         Dates, Places Of Closing, Prorations, Delinquent Rent and Closing Costs.

7.1.1           The Closing shall occur no later than 2:00 p.m. prevailing Atlanta local time, on the Closing Date or such earlier date mutually agreed to by Seller and Purchaser. The Closing shall occur through an escrow with the Title Insurer, whereby the Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means. Notwithstanding the foregoing, Purchaser, at its sole election, shall have the right to adjourn the Closing determined in the preceding sentence for one (1) period of twenty (20) calendar days. In order to exercise such extension right, on or before five (5) days prior to the initial Closing Date Purchaser shall (1) deliver written notice to Seller and Title Insurer of Purchaser’s intent to adjourn the closing together, and (2) deliver the Extension Deposit to Title Insurer which amount shall be added to, and considered a part of, the Deposit.

7.1.2           While the transaction(s) contemplated by this Purchase Contract is (directly) a transfer of the Interest to Purchaser, and only indirectly a transfer of the Property to Purchaser, the parties agree to prorate the revenue and expenses of the ordinary operation of the Property as if the Seller was selling the Property as a straight asset sale of the Property to the Purchaser. Thus, all normal and customarily proratable recurring income and expense items of an asset sale of a improved real property, including, without limitation, Rents (as defined below), operating expenses, real and personal property taxes, any additional service contracts that Purchaser elects to assume and other operating expenses and fees of the Property, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period through and including the day immediately preceding the Closing Date (and credited for any amounts paid by Seller attributable to the period on and after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of same attributable to the period on and after the Closing Date. Purchaser shall be given a credit against the Purchase Price for Security Deposits not applied prior to the Closing Date in accordance with the terms of the Leases. Purchaser shall assume at Closing the obligation to pay any payments due parties under the Property Contracts assumed by Purchaser, provided all of the foregoing have been prorated. Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved. Seller shall be responsible for all real estate and personal property taxes and assessments for all years prior to Closing. All real estate taxes imposed because of a change of use of the Property prior to Closing shall be the responsibility and obligation of Seller. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures for the year in which the Closing occurs to the extent the same are available; provided, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year. The proration shall be adjusted as provided in Section 7.1.3 hereof. Any special assessment liens encumbering the Property as of the Closing Date which arise from completed improvements located on the Property as of the Closing Date shall be assumed and paid by Seller. Purchaser shall assume and pay all other special assessment liens encumbering the Property. For purposes of this Section 7.1.2 and Sections 7.1.3 and 7.1.4 the terms “Rent” and “Rents” shall include, without limitation, base rents and month to month fees. The provisions of this Section 7.1.2 shall survive Closing and shall expire at the end of the Proration Period (as defined below).

7.1.3           If any of the items subject to proration hereunder cannot be prorated at the Closing because the information necessary to compute such proration is unavailable, or if any errors or omissions in computing prorations at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period (the “Proration Period”) from the Closing Date until six (6) months after the Closing Date. Neither party hereto shall have the right to require a recomputation of a Closing proration or a correction of an error or omission in a Closing proration unless within the Proration Period one of the parties hereto (i) has obtained the previously unavailable information or has discovered the error or omission, and (ii) has given Notice thereof to the other party together with a copy of its good faith recomputation of the proration and copies of all substantiating information used in such recomputation. The failure of a party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to proration hereunder and to give Notice thereof as provided above within the Proration Period shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date. Any utility or other deposits or infrastructure reimbursements or payments relating to construction of the Property, but paid after Closing, shall belong to Seller and Purchaser agrees to cooperate with Seller with respect to any such funds.

7.1.4           Since prorations are being made as if the Property was being sold to Purchaser as an asset sale of the Property, if on the Closing Date any Tenant is in arrears in any Rent payment under any Tenant lease (the “Delinquent Rent”), any Delinquent Rent received by Purchaser and Property Owner from such Tenant after the Closing shall be applied to amounts due and payable by such Tenant during the following periods in the following order of priority: (i) first, to the period of time after the Closing Date, and (ii) second, to the period of time before the Closing Date. If Delinquent Rent or any portion thereof received by Purchaser after the Closing are due and payable to the Seller by reason of this allocation, the appropriate sum shall be promptly paid to the Seller. Any monies received by Seller after Closing shall be forwarded to Purchaser for disbursement in accordance with the order of payment provided herein above. After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Delinquent Rent owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant (provided, that Seller shall not commence any legal actions or proceedings against any Tenant which continues as a Tenant at the Property after Closing without the prior consent of Purchaser, which will not be unreasonably withheld or delayed and in any event shall not include an action to evict such tenant), and the delivery of the General Assignment as described in Section 7.2.1.3 shall not constitute a waiver by Seller of such right. Purchaser agrees to cooperate with Seller at no cost or liability to Purchaser in connection with all efforts by Seller to collect such Delinquent Rent and to take all steps, whether before or after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Seller, within seven (7) days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Delinquent Rent by Seller; provided, however, that Purchaser’s obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Lease with an existing Tenant or evict any existing Tenant from the Property. The provisions of this Section 7.1.4 shall survive Closing and shall expire at the end of the Proration Period.

7.1.5           Purchaser shall pay the cost of all transfer, sales, use and excise taxes and recording costs with respect to the Closing. Seller shall pay the cost of the basic title insurance premium, the non-imputation endorsement, the cost associated with the addition of Table A item 7(c) to the Survey and one-half (1/2) of the Escrow Fees of Title Insurer. Purchaser shall pay all other of Title Insurer’s fees and charges. Seller shall pay for (i) all costs (including recording costs) associated with curing any title exceptions and (ii) all costs (including recording costs) to payoff and release any Mandatory Removal Liens which are not Permitted Exceptions. All costs and fees other than those allocated in this Purchase Contract shall be paid by Purchaser and/or Seller in accordance with the custom of the city and state in which the Land is located. Purchaser and Seller shall each pay their own attorney’s fees associated with the Closing. The provisions of this Section 7.1.5 shall survive Closing and shall expire at the end of the Proration Period.

7.2         Items To Be Delivered Prior To Or At Closing.

7.2.1       Seller. At Closing, Seller (and, as appropriate, Morrow) shall deliver to Purchaser, each of the following items, fully execut3ed, as applicable:

7.2.1.1           An Agreement of Assignment and Assumption (the "Assignment") in the form set forth on Exhibit 7.2.1.1, attached hereto and incorporated herein with respect to the Interests. The acceptance of the Assignment at Closing, shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Purchase Contract, except for the Surviving Obligations.

7.2.1.2           The certificate of formation and operating agreement of Property Owner certified as being rue, complete and correct in all respects.

7.2.1.3           Proof that Property Owner and, if applicable, Seller is duly and validly organized and presently existing in good standing under the laws of its respective formation together with the applicable authority documents, authorizing the sale of the Interests to Purchaser and the execution, delivery and performance by Seller of this Purchase Contract and each document to be executed and delivered by Seller in connection with this Purchase Contract and designating one or more officers to execute documents in Seller's name in connection herewith, certified as correct and complete by Seller, together with an incumbency certificate for each person executing documents on behalf of Seller.

7.2.1.4           All certificates and assignments evidencing the Interests, if any.

7.2.1.5           A closing statement executed by Seller.

7.2.1.6           A seller’s affidavit in the customary form reasonably acceptable to Seller, executed by Property Owner, to enable Title Insurer to delete the standard exceptions to the title insurance policy to be issued pursuant to the Title Commitments (other than matters constituting any Permitted Exceptions) and the promulgated Texas form of non-imputation endorsement.

7.2.1.7           A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

7.2.1.8           Except for the items expressly listed herein to be delivered at Closing, delivery of any other required items shall be deemed made by Seller to Purchaser, if Seller leaves such documents at the Property in their customary place of storage or in the custody of Purchaser’s representatives.

7.2.1.9           To the extent in Seller’s possession or control, original copies of the Leases and Property Contracts, lease files, keys to the property, Property Owner’s books and records (other than proprietary information) regarding the Property.

7.2.1.10         Evidence of notice of termination of the Rejected Contracts as required in Section 6.5.

7.2.1.11         Proof that the Management Contract has been terminated and is of no further force or effect.

7.2.1.12         An updated, certified rent roll dated no earlier than three (3) business days prior to the Closing Date.

7.2.1.13         A Tenant Letter substantially in the form attached hereto as Exhibit 7.2.1.13.

7.2.1.14         All warranties relating to the construction of the Improvements and any fixtures and equipment installed or located on or at the Property.

7.2.1.15         Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of this Purchase Contract.

7.2.2       Purchaser. At Closing, Purchaser shall deliver to the Title Insurer (for disbursement to Seller upon the Closing) the following items with respect to the Property being conveyed at such Closing:

7.2.2.1            The balance of the Purchase Price as required by ARTICLE 3 hereof plus or minus the adjustments or prorations required by this Purchase Contract. If at Closing there are any liens or encumbrances on the Property that Seller is obligated or elects to pay and discharge, Seller may use any portion of the Purchase Price for the Interests to satisfy the same, provided that Seller shall have delivered to Title Insurer, on such Closing instruments in recordable form sufficient to satisfy such liens and encumbrances of record (or, as to any mortgages, deeds to secure debt or deeds of trust, appropriate payoff letters, acceptable to the Title Insurer), together with the cost of recording or filing such instruments. The existence of any such liens or encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements.

7.2.2.2           A countersigned counterpart of the Assignment.

7.2.2.3           A closing statement executed by Purchaser.

7.2.2.4           Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of this Purchase Contract.

ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND PURCHASER

8.1         Representations and Warranties of Seller and Morrow.

8.1.1       For the purpose of inducing Purchaser to enter into this Purchase Contract and to consummate the sale and purchase of the Property in accordance herewith, Seller and Morrow, on a joint and several basis, represents and warrants to Purchaser the following as of the Effective Date and as of the Closing Date:

8.1.1.1           Property Owner is lawfully and duly organized, and in good standing under the laws of the state of Georgia and is authorized to transact business in the State of Texas. Property Owner has all requisite power and authority to own, operate and lease its property and to carry on its businesses in Georgia and Texas.

8.1.1.2           Property Owner holds fee simple marketable title to the Property, including all real property contained therein required to be sold to Purchaser, subject only to the Permitted Exceptions.

8.1.1.3           Except for the Permitted Exceptions and Leases, there are no adverse or other parties in possession of the Property.

8.1.1.4           Property Owner has no judgments outstanding against it. There are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against the Property, as applicable.

8.1.1.5           Property Owner has no knowledge of any claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing any of the Property, as applicable, caused by Property Owner and which remain unpaid beyond the date for which payment was due and in respect of which liens may or could be filed against any of the Property, as applicable, except for repairs, materials or services furnished in the ordinary course of business (for which Seller shall make the necessary arrangements with the Title Insurer such that these matters shall not be title exceptions in the Title Commitment as of Closing).

8.1.1.6           The rent roll and the operating statements, if any (the “Financial Statements”) delivered to Purchaser by Property Owner in connection with this Purchase Contract are true, complete and correct in all material respects and the rent roll, if any, contains all of the Leases and tenancies of the Improvements as of the Effective Date, which leases have not been modified or amended except as indicated on the rent roll (such rent roll to be updated as of Closing so as to be true, complete and correct in all material respects).

8.1.1.7           Property Owner has made, or will make, available to Purchaser true, correct and complete copies of all Leases (including all modifications thereof) and all other documents or instruments which create possessory rights in all or any portion of the Improvements. To the best of Property Owner’s knowledge, Property Owner has performed all of its material obligations under the Leases.

8.1.1.8           Property Owner and Morrow have not received any notice of any violation, or alleged violation, of any laws, regulations or any other requirements of any governmental agency or authority having jurisdiction over the Property, to include, without limitation, notice of the violation, or alleged violation, of any environmental protection laws or regulations.

8.1.1.9           As of Closing, to the best of Property Owner’s knowledge, Property Owner will have performed all of its material obligations under the Property Contracts and neither Property Owner nor the other party to any of the Property Contracts will be in default thereunder.

8.1.1.10         Seller and Property Owner are not a "foreign person" but is a "United States person" as such terms are defined in the Foreign Investment in Real Property Tax Act of 1980 and §§ 1445 and 7701 of the Internal Revenue Code (the “Code”).

8.1.2       Except for the representations and warranties expressly set forth above in Section 8.1.1, the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.” The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and, except as otherwise provided in this Purchase Contract, is not relying upon any information provided by Property Owner or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Property Owner, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the deeds conveying the Property and the representations set forth above). Except as otherwise expressly provided otherwise in this Purchase Contract, if Seller or Property Owner provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller, Seller’s partners, members, or affiliates or any of their respective partners, officers, directors, participants, employees, contractors, attorneys, consultants, representatives, agents, successors, assigns or predecessors-in-interest. Except for the warranties and representations of Property Owner herein, Purchaser shall rely only upon any title insurance obtained by Purchaser with respect to title to the Property. Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing. Prior to Closing, Seller or Property Owner shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.

8.1.3       The representations and warranties made by the Seller and Morrow in this Section 8.1 shall survive the closing and shall constitute Surviving Obligations for a period of nine (9) months from the Closing Date.

8.1.4       Representations and warranties above made to the knowledge of Seller or Property Owner shall not be deemed to imply any duty of inquiry. For purposes of this Purchase Contract, the term Property Owner’s “knowledge” shall mean and refer only to the collective actual knowledge of the Designated Representative (as hereinafter defined) of the Property Owner. For purposes of this Purchase Contract, the term Property Owner’s “knowledge” shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of the Property Owner, or any affiliate of the Property Owner, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability. As used herein, the term Designated Representative shall refer to Lee Little, Regional Manager and Fred Hazel, Vice President.

8.2         Representations and Warranties of Seller and Morrow (Interests).

8.2.1       Seller and Morrow, on a joint and several basis, represent and warrant to Purchaser as follows as of the Effective Date and as of the Closing Date:

8.2.1.1           Seller, collectively, are the record and beneficial owners and holders of one hundred percent (100%) of the membership interests of Property Owner. Other than any encumbrances imposed by the operating agreement of the Property Owner (the “Operating Agreement”), the Interests are owed by Seller free and clear of any and all encumbrances and liens. Other than this Purchase Contract, there are no presently existing contracts relating to the issuance, sale, or transfer of any membership interest or any other equity interest of the Property Owner. Other than this Purchase Contract, there exist no outstanding or existing rights, warrants or options to acquire any of the Interest or other membership or equity interest of the Property Owner. None of the Interests are certificated and the Property Owner has not elected to opt into Article 8 of the Uniform Commercial Code. Seller has the power and authority to sell and convey the Interests and to execute the documents to be executed by Seller and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any other party not so received.

8.2.1.2           The Property Owner does not engage, and has never engaged, in any business other than the ownership, maintenance and operation of the Property and has no direct or indirect ownership interest in any other party and neither owns, leases nor has any tangible property other than the Property.

8.2.1.3           There are no restrictions on the sale of the Interests to Purchaser, and, on or before the Closing Date, there will be no security agreements, pledges, options, equities, charges, restrictions, mortgages, judgments, financing statements or other liens or encumbrances against the Interests. The Interests will be conveyed and assigned by Seller at Closing free and clear of any liens, claims and encumbrances.

8.2.1.4            The Property Owner has filed or caused to be filed (on a timely basis) all tax returns that are or were required to be filed by or with respect to the Property Owner pursuant to applicable legal requirements. Property Owner (i) has at all times been treated as partnership for federal income tax purposes, and, (ii) has paid all taxes, fees, charges, levies or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll and franchise taxes, and all interest, penalties and additions to tax relating thereto, imposed by any governmental authority (collectively, "Taxes") and due or assessed against it. No taxing authority has taken a position inconsistent with treatment as a partnership. None of the Seller, Property Owner nor any other party has taken any action, or failed to take any action, that would cause the Property Owner to be treated as an association taxable as a corporation for income tax purposes.

8.2.1.5            All tax and informational returns filed by, for or in connection with the Property Owner are true, correct, and complete. No deficiencies for federal, state or other applicable Taxes have been claimed, assessed or, to Seller’s or Morrow’s knowledge, proposed against the Property Owner by any governmental authority. There are no pending or, to Seller’s and Morrow’s knowledge, threatened audits, investigations or claims for or relating to any liability in respect of federal, state or other applicable Taxes, and there are no matters under discussion with any governmental authorities with respect to Federal, state or other applicable Taxes that could result in an assessment of Federal, state or other applicable Taxes against the Property Owner. Neither Property Owner, Seller or Morrow has been notified that any taxing authority intends to audit a Federal, state or other applicable tax return for any other period for the Property Owner.

8.2.1.6            There are no defined benefit plans or defined contribution plans covering any person or employee of the Property Owner including, but not limited to, 401(k) plans, profit sharing plans, purchase money pension plans. The Property Owner has not put in place and is not subject to any VEBA, health plan, insurance benefit plan, nonqualified pension plan, mult-employer plan, Title IV plan, or any plan covered by or subject to ERISA.

8.2.1.7            There is no pending, threatened or unasserted legal or administrative proceeding by or against Property Owner. The Property Owner has complied with all applicable equal employment, worker compensation and labor laws, statutes, ordinances, rules and regulations.

8.2.1.8            At Closing, the Property Owner shall have paid all social security, withholding, compensation, back pay, workers compensation, penalties, benefits, and unemployment amounts and taxes with regard to all persons who were employees of the Property Owner.

8.2.1.9           Seller has no knowledge of any violation by Seller, Property Owner or, without any inquiry, by the entity which has held title to the Property during the five years preceding the Closing Date of (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957; (b) the Export Administration Act (50 U.S.C. §§ 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. § 1701, et seq.), the Arms Export Control Act (22 U.S.C. §§ 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import. Seller is not an entity with whom Purchaser is prohibited from engaging in this transaction due to any United States government embargos, sanctions, or terrorism or money laundering laws, including, without limitation, due to Seller or any party that has ownership in or control over Seller (each, a “Seller Party”) being (1) subject to United States government embargos or sanctions, (2) in violation of terrorism or money laundering laws, or (3) listed on a published United States government list (e.g., Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control or other lists of similar import).

8.2.1.10         No Bankruptcy, insolvency, rearrangement or similar action involving Property Owner or Seller, whether voluntary or involuntary, is pending or threatened, and neither Property Owner nor Seller has ever:

(i)	filed a voluntary petition in bankruptcy;

(ii)	been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;

(iii)	sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its properties, the Land and Improvements, personal property or any portion thereof, or

(iv)	made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts generally as the same become due.

8.2.2        Except for the representations and warranties expressly set forth above in Section 8.2.1, the Interest is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.” The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and, except as otherwise provided in this Purchase Contract, is not relying upon any information provided by Property Owner or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Morrow, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the deeds conveying the Property and the representations set forth above). Except as otherwise expressly provided otherwise in this Purchase Contract, if Morrow, Seller or Property Owner provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, Purchaser and Seller agree that Morrow, Seller or Property Owner has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller or Morrow, Seller’s partners, members, or affiliates or any of their respective partners, officers, directors, participants, employees, contractors, attorneys, consultants, representatives, agents, successors, assigns or predecessors-in-interest. Except for the warranties and representations of Seller in this Purchase Contract, Purchaser shall rely only upon any title insurance obtained by Purchaser with respect to title to the Property. Except as otherwise expressly provided otherwise in this Purchase Contract, Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity of the Property Owner, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing. Prior to Closing, Seller or Property Owner shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.

8.2.3       The representations and warranties made by the Seller and Morrow in this Section 8.2 shall survive the Closing and shall constitute Surviving Obligations for a period of three (3) years from the Closing Date. Any claim brought for a breach of this Section 8.2 must be brought within three (3) years of the Closing Date for the Seller to have liability.

8.3	Representations and Warranties of Purchaser

8.3.1       For the purpose of inducing Seller to enter into this Purchase Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

8.3.2       With respect to Purchaser and its business, Purchaser represents and warrants, in particular, that:

8.3.2.1            Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. Purchaser is sophisticated and experienced in the acquisition, ownership, and operation of multi-family housing projects similar to the Property, and has full knowledge of all applicable federal, state and local laws, rules, regulations, and ordinances in connection therewith.

8.3.2.2            Purchaser, acting through any of its or their duly empowered and authorized officers, joint venturers, partners, managers, or members, has all necessary power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Purchase Contract and to perform its obligations hereunder; and no consent of any of Purchaser’s officers, joint venturers, partners, managers, or members are required to so empower or authorize Purchaser to enter into this Purchase Contract. Prior to Closing, Purchaser shall have all necessary power and authority to execute and deliver the documents and instruments required of Purchaser at Closing.

8.3.2.3            No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Purchase Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

8.3.2.4            Purchaser is duly authorized to execute and deliver, acting through its duly empowered and authorized officers, joint venturers, partners, managers, and members, respectively, and perform this Purchase Contract, and such execution, delivery and performance by Purchaser does not (i) violate any of the provisions of their respective articles of incorporation or organization, operating agreements, partnership agreements or bylaws, (ii) violate any provision of any law, governmental rule or regulation currently in effect, (iii) violate any judgment, decree, writ, injunction, award, determination or order currently in effect that names or is specifically directed at Purchaser or its property, and (iv) require the consent, approval, order or authorization of, or any filing with or notice to, any court or other governmental authority.

8.3.2.5           The joinder of no person or entity other than Purchaser is necessary to consummate the transactions to be performed by Purchaser and Purchaser has all necessary right and authority to perform such acts as are required and contemplated by this Purchase Contract.

ARTICLE 9
CONDITIONS PRECEDENT TO CLOSING

9.1           Purchaser’s obligation to close under this Purchase Contract shall be subject to and conditioned upon the fulfillment in all material respects of each and all of the following conditions precedent:

9.1.1       All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered and shall be in form and substance required by this Purchase Contract.

9.1.2       Seller’s representations and warranties set forth in this Purchase Contract shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date and as of the Effective Date as though such representations and warranties were made at and as of such date and time.

9.1.3       Seller shall have complied with, fulfilled and performed, in each case in all material respects, each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder.

9.1.4       There shall not be pending or, to the knowledge of either Purchaser or Seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Purchase Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser

9.2           Without limiting any of the rights of Seller elsewhere provided for in this Purchase Contract, Seller’s obligation to close with respect to conveyance of the Property under this Purchase Contract shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

9.2.1       Purchaser’s representations and warranties set forth in this Purchase Contract shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date and as of the Effective Date as though such representations and warranties were made at and as of such date and time.

9.2.2       Purchaser shall have complied with, fulfilled and performed, in each case in all material respects, each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder.

ARTICLE 10
BROKERAGE

10.1         Except for Engler Financial Group, LLC (“Broker”), Seller and Purchaser each represents and warrants to the other that it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Purchase Contract, and each party agrees to indemnify the other party from and against all claims for brokerage commissions and finder’s fees arising from or attributable to the acts of omissions of the indemnifying party. The provisions of this Section shall survive the Closing or termination of this Purchase Contract.

10.2         Seller agrees to pay Broker a commission according to the terms of a separate agreement. Broker shall not be deemed a party or third party beneficiary of this Purchase Contract.

ARTICLE 11
POSSESSION

11.1         Possession of the Property subject to the Permitted Exceptions and the Leases shall be delivered to Purchaser at the Closing.

ARTICLE 12
DEFAULTS AND REMEDIES

12.1         If Purchaser has not delivered its Notice as provided in Section 5.2 on or before the expiration of the Feasibility Period, and Purchaser subsequently terminates this Purchase Contract (for any reason other than a Seller default hereunder) or Purchaser materially defaults hereunder on or prior to the Closing Date not cured by the Closing Date and consummation of the Closing does not occur by reason of such termination or material default by Purchaser, Seller and Purchaser agree that it would be impractical and extremely difficult to estimate the damages which Seller may suffer. Therefore, Seller and Purchaser hereby agree that, except for the Purchaser’s obligations to Seller under Section 5.3, the reasonable estimate of the total net detriment that Seller would suffer in the event that Purchaser terminates this Purchase Contract or materially defaults hereunder on or prior to the Closing Date is and shall be, and Seller’s sole remedy (whether at law or in equity) shall be, the right to receive from the Title Insurer and retain the full amount of the Deposit. The payment and performance of the above as liquidated damages is not intended as a forfeiture or penalty within the meaning of applicable law and is intended to settle all issues and questions about the amount of damages suffered by Seller in the applicable event, except only for damages under Purchaser’s Surviving Obligations, irrespective of the time when the inquiry about such damages may take place. Upon any such failure by Purchaser hereunder, this Purchase Contract shall be terminated, and neither party shall have any further rights or obligations hereunder, each to the other, except for the Purchaser’s obligations to Seller under Purchaser’s Surviving Obligations, and the right of Seller to collect such liquidated damages to the extent not theretofore paid by Purchaser.

12.2         Provided that Purchaser has not terminated this Purchase Contract and is not otherwise in material default hereunder, if the Closing does not occur as a result of Seller’s material default hereunder, Purchaser’s sole remedy shall be (i) to elect to terminate this Purchase Contract and receive reimbursement of the Deposit and be paid by Seller Purchaser’s actual and verifiable out-of-pocket third party costs relating directly to this transaction in an amount not to exceed $50,000.00 plus the sum of any non-refundable commitment or rate lock fee paid by Buyer in connection with its financing of the Property, not to exceed Six Hundred Thousand and 00/100 ($600,000.00) of the Purchase Price or (ii) to seek specific performance of this Purchase Contract.

ARTICLE 13
RISK OF LOSS OR CASUALTY

13.1         The risk of loss of damage to the Property by reason of any insured or uninsured casualty during the period through and including the Closing Date shall be borne by Seller. Seller and Property Owner covenant and agree to maintain all of its existing insurance coverage upon the Property in full force and effect until the Closing Date, without material modification thereto. In the event of any “material damage,” as hereinafter defined, to or destruction of the Property or any portion thereof, Purchaser may, at its option, by Notice given to Seller within ten (10) days after Purchaser is notified of such material damage or destruction: (i) unilaterally terminate this Purchase Contract except the Surviving Obligations shall survive and the Deposit shall be immediately returned to Purchaser; or (ii) proceed under this Purchase Contract with no reduction in the Purchase Price, receive any insurance proceeds due Seller or Property Owner as a result of such damage or destruction (including any rent loss insurance applicable to the period from and after the Closing Date), together with the amount of any deductible with respect to such insurance proceeds, and assume responsibility for repair of the Property. If the Property is not materially damaged, then Purchaser shall not have the right to terminate this Purchase Contract, but all insurance proceeds (including any rent loss insurance applicable to the period from and after the Closing Date), together with the amount of any deductible with respect to such insurance proceeds, shall be paid or assigned to Purchaser and Purchaser shall assume responsibility for such repair. For purposes of this paragraph, “material damage” means damages reasonably estimated to exceed $250,000.00 to repair, as determined by an independent insurance claims adjuster doing business in the county in which the Land is located, which claims adjuster shall be reasonably satisfactory to Seller and Purchaser.

ARTICLE 14
EMINENT DOMAIN

14.1         In the event that at the time of Closing all or any part of the Property is (or has previously been) acquired, or is about to be acquired, by authority of any governmental agency (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to terminate this Purchase Contract (except the Surviving Obligations shall survive) by giving written Notice within fifteen (15) days of Purchaser’s receipt from Seller of written Notice of the occurrence of such event and recover the Deposit hereunder, or to settle in accordance with the terms of this Purchase Contract for the full Purchase Price and receive the full benefit or any condemnation award. It is expressly agreed between the parties hereto that this paragraph shall in no way apply to customary dedications for public purposes that may be necessary for the development of the Property.

ARTICLE 15
MISCELLANEOUS

15.1	Exhibits and Riders

All Exhibits and Riders annexed hereto are a part of this Purchase Contract for all purposes. In the event any Riders are annexed hereto and there are any conflicts between the terms of this Purchase Contract and the Riders, the terms of the Riders shall supercede and control.

15.2	Assignability

Subject to Section 15.19, except for an assignment to a wholly owned subsidiary of Purchaser or to a single purpose entity formed and controlled by one or more affiliates of Purchaser, in which event, the consent of Seller shall not be required provided Purchaser promptly notifies Seller of such assignment this Purchase Contract is not assignable by any party hereto without first obtaining the prior written approval of the non-assigning party. If Seller permits Purchaser to assign this Purchase Contract or if Purchaser assigns this Purchase Contract to a wholly owned subsidiary of Purchaser or to a single purpose entity formed and controlled by one or more affiliates of Purchaser in accordance with the terms of this Section 15.2, Purchaser shall not be relieved of any liability hereunder.

15.3	Binding Effect

This Purchase Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective heirs, personal representatives, successors and permitted assigns.

15.4	Captions

The captions, headings, and arrangements used in this Purchase Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

15.5	Number and Gender of Words

Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

15.6	Notices

All notices, demands, requests and other communications required pursuant to the provisions of this Purchase Contract (“Notice”) shall be in writing and shall be deemed to have been properly given or served for all purposes (i) if sent by Federal Express or any other nationally recognized overnight carrier for next business day delivery, on the first business day following deposit of such Notice with such carrier, (ii) if personally delivered, on the actual date of delivery, (iii) if sent by certified mail, return receipt requested postage prepaid, on the fifth (5th) business day following the date of mailing, or (iv) if sent by facsimile or electronic mail, on the date of delivery provided the sender maintain a copy of evidence of successful transmission and also delivers the Notice via overnight delivery addressed as follows:

If to Seller:

c/o Davis Development
1050 Eagles Landing Parkway, Suite 300
Stockbridge, Georgia 30281
Telephone (770) 474-4345
Facsimile (770) 474-5213
Email: fred@davisdevga.com
Attention: Fred S. Hazel

With a copy to:

Davis Development
1050 Eagles Landing Parkway, Suite 300
Stockbridge, Georgia 30281
Telephone (770) 474-4345
Facsimile (770) 474-5213
Email: lance@davisdevga.com
Attention: Lance A. Chernow

If to Purchaser:

Trade Street Operating Partnership, LP
19950 W. Country Club Drive
Suite 801
Aventura. Florida 33180
Telephone (786) 248-6050
Facsimile (786) 248-3679
Email: GBaumann@Trade-Street.com
Attention: Greg Baumann

With a copy to:

Bass, Berry & Sims, PLC
100 Peabody Place, Suite 900
Memphis, TN 38103
Telephone (901) 543-5943
Facsimile (901) 543-5999
Email guhlhorn@bassberry.com
Attention: T. Gaillard Uhlhorn

Any of the parties may designate a change of address by Notice in writing to the other parties. Whenever in this Purchase Contract the giving of Notice by mail or otherwise is required, the giving of such Notice may be waived in writing by the person or persons entitled to receive such Notice.

15.7	Governing Law And Venue

The laws of the state in which the Land is situated shall govern the validity, construction, enforcement, and interpretation of this Purchase Contract, unless otherwise specified herein except for the conflict of law provisions thereof. All claims, disputes and other matters in question arising out of or relating to this Purchase Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court for the district in which the Land is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

15.8	Entirety And Amendments; Survival

This Purchase Contract embodies the entire Purchase Contract between the parties and supersedes all prior purchase contracts and understandings, if any, relating to the Property, and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All terms and provisions of this Purchase Contract shall be merged into the Closing documents and shall not survive Closing, unless expressly set forth to the contrary in this Purchase Contract.

15.9	Severability

If any provision of this Purchase Contract is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable. The Purchase Contract shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Purchase Contract; and the remaining provisions of this Purchase Contract shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Purchase Contract. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Purchase Contract a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible to make such provision legal, valid, and enforceable.

15.10	Multiple Counterparts

This Purchase Contract may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one Purchase Contract. In making proof of this Purchase Contract, it shall not be necessary to produce or account for more than one such counterparts.

15.11	Further Acts

In addition to the acts and deeds recited herein and contemplated and performed, executed and/or delivered by Seller and Purchaser, Seller and Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered any and all such further acts, deeds, and assurances as may be necessary to, and to use their respective best efforts to consummate the transactions contemplated hereby.

15.12	Construction

No provision of this Purchase Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Purchase Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

15.13	Confidentiality

Purchaser, Seller and their respective agents shall not disclose the terms and conditions contained in this Purchase Contract and shall keep the same confidential; provided, however, that notwithstanding the foregoing, Purchaser may disclose the terms and conditions of this Purchase Contract (i) as required by law, (ii) to undertake its due diligence hereunder and to consummate the transactions contemplated by this Purchase Contract or any financing relating thereto, or (iii) to Purchaser’s or Seller’s lenders, attorneys and accountants. Neither party hereto shall make any public statements or announcements, or issue any press releases, relating to the transactions contemplated hereby without the prior approval of the other party hereto (unless such statement, announcement, or press release is required by any applicable securities law or any rule or regulation of the New York Stock Exchange, in which case such prior approval is not required). Any information provided by Seller to Purchaser under the terms of this Purchase Contract is for informational purposes only. In providing such information to Purchaser, except as set forth herein, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded. Except as set forth herein, Purchaser shall not in any way be entitled to rely upon the accuracy of such information. Such information is also confidential and, except as set forth herein, Purchaser shall be prohibited from making such information public to any other person or entity other than its agents and legal representatives, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion. The provisions of this Section shall survive the Closing or termination of this Purchase Contract.

15.14	Non-Solicitation of Employees

Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit or contact any of Proeprty Owner’s employees for potential employment, other than employees located at the Property for potential employment at the Property following Closing.

15.15	Time Of The Essence

It is expressly agreed by the parties hereto that time is of the essence with respect to this Purchase Contract.

15.16	Cumulative Remedies And Waiver

Except as expressly provided otherwise in this Purchase Contract, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies herein conferred or referred, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Purchase Contract. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Purchase Contract shall be established by conduct, custom, or course of dealing.

15.17	Litigation Expenses

In the event either party hereto commences litigation against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation.

15.18	Time Periods

Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

15.19	Exchange

Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Code, provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement, (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.

15.20	Liability of Individuals

Purchaser acknowledges that, except as otherwise provided in this Section 15.20, Beaver Creek Trust, Fred S. Hazel, Lance A. Chernow, Keli J. Hazel, Jeffrey S. Greene, Stephen Michael Davis and Blake Miguel Davis Trust (the “Exempt Parties”) shall have no personal liability under this Purchase Contract or any document executed in connection with the transactions contemplated by this Purchase Contract. The Exempt Parties shall have personal liability for the representations and warranties contained in Section 8.2.1 to the extent that such representations and warranties survive the Closing. Except for the specific obligation to assign the Interests, Purchaser agrees that any and all claims relating to this Purchase Contract shall be brought against Morrow Investors, Inc. and not the Exempt Parties.

15.21	Net Worth Requirement

Morrow Investors, Inc. hereby represents and warrants to Purchaser that it has, and for a period of three (3) years after the Closing it shall maintain, a net worth of at least Eight Million ($8,000,000) Dollars.

15.22	Rule 3.14 Audit

Until Closing and for a period of one year following the Closing Date, Seller agrees to provide to Purchaser and Purchaser’s accountants existing non-confidential and non-proprietary accounting and financial materials relating solely to Seller’s operation of the Property (including, without limitation, bank statements, rent rolls and property-level accounting records) reasonably requested by Purchaser for the purpose of preparing a property-level P&L audit; provided, that Seller shall not be required to prepare or compile any materials nor shall Seller be required to incur any third party costs or expenses in connection therewith nor shall Seller be required to make any representations or warranties with respect to such information beyond representation letter substantially in the form of on Exhibit 15.22 attached hereto. Buyer acknowledges and agrees that the foregoing accounting and financial materials to be provided by Seller does not include any information or materials relating to the acquisition of the Real Property by Seller or the construction of the Improvements by Seller and is to be limited solely to information regarding the Property after it was placed into operation.

15.23	Tax Matters

(a)          Preparation of Tax Returns Due After Closing Date. Sellers shall cause a short-year interim tax return (and accompanying K-1s) to be prepared and filed as soon as practicable after the Closing Date reflecting the Property Owner’s current fiscal year operations to and including the Closing Date. Sellers shall be responsible for the Property Owner’s tax obligations set forth on such short-year interim tax return. Purchaser shall prepare or cause the Company to prepare any tax return relating to the Property Owner’s for any taxable period ending after the Closing Date.

(b)           Cooperation and Exchange of Information. Sellers and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by tax authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. The Property Owner will retain all returns, schedules and work papers and all material records or other documents relating to Tax matters of the Property Owner for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective tax periods, or (ii) eight years following the due date (without extension) for such returns. Any information obtained under this Section 15.23 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

ARTICLE 16
OPERATION OF THE PROPERTY

16.1         After the Effective Date, Seller and Morrow covenant that (a) Property Owner shall only enter into new Leases or renew existing Leases provided that same are made at arm’s length, at the rents and with no concessions other than as set forth on Exhibit 16.1, for a term of not more than thirteen (13) months and in accordance with Property Owner’s customary leasing procedures. (b) shall only modify, terminate (upon a tenant default) or accept the surrender or forfeiture of any of the Leases in the ordinary course of business and (c) shall not modify any of the Property Contracts without first obtaining the written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

16.2         Except as specifically set forth in this ARTICLE 16, Morrow and Seller shall cause the Property Owner to operate the Property after the Effective Date in the ordinary course of business and shall maintain the Improvements in their condition as of the Effective Date, ordinary wear and tear excluded, and except as necessary in the Seller’s or Morrow’s sole discretion to address any life or safety issue at the Property, Seller and Morrow covenant that Property Owner will not make any material alterations to the Property or remove any of the Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed. Seller and Morrow shall cause the Property Owner to comply with or cure all notices of violation of present and hereafter issued all applicable federal, state, municipal and other governmental laws, ordinances, requirements, rules, regulations, notices and orders, and all agreements, covenants, conditions, easements and restrictions relating to the Property. Morrow and Seller shall cause the Property Owner not sell, further pledge, encumber or otherwise transfer or dispose of all or any part of any Property (except for such items of Fixtures and Tangible Personal Property as become obsolete or are disposed of in the ordinary course and only if replaced by an item of like quality and functionally unless same is no longer necessary for the operation of the Property). Morrow and Seller shall cause the Property Owner not to initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any portion of the Property.

16.3         Any new Property Contract entered into after the date hereof shall be subject to the covenants, representations and warranties set forth in this Purchase Contract and applicable to Property Contracts.

16.4         Morrow and Seller shall cause the Property Owner to maintain in full force and effect property insurance on the Property, which insurance provides for casualty insurance covering the full replacement value of the Property.

16.5         Seller shall maintain in full force and effect property insurance on the Property, which insurance provides for casualty insurance covering the full replacement value of the Property. On the Closing Date, all vacant units within the Property shall be in “rent ready condition,” except those units which were occupied and which became vacant within five (5) Business Days prior to the Closing Date. With respect to any such units becoming vacant within the five (5) Business Day period prior to the Closing Date that are not “rent-ready” on the Closing date, Seller shall provide Purchaser with a credit against the Purchase Price at Closing of Eight Hundred and 00/100 ($800.00) Dollars per unit. The term “rent-ready condition” shall mean: interior carpets have been cleaned or replaced as necessary, freshly painted interior walls, working kitchen appliances (and water heaters and HVAC to the extent such items serve only the individual vacant unit(s)), and no material damage to the doors, walls, ceilings, floors or windows inside such vacant units.

16.6         Seller shall complete construction of the Improvements in a good, workmanlike and timely manner, in substantial conformance with the Plans and Specifications. The Plans and Specifications shall not be modified or amended without the prior written approval of Purchaser.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT

BLANK. SIGNATURES BEGIN ON THE FOLLOWING PAGE.]

NOW WHEREFORE, the parties hereto have caused this Purchase Contract to be executed and delivered as of the date first set forth above.

Property Owner:

Date of Execution:	STACY ROAD PARTNERS, LLC, a
Georgia limited liability company
June 3, 2013
	By:	Morrow Investors, Inc., a Georgia
corporation, Its Manager

		By:	/s/ Fred S. Hazel
Fred S. Hazel, Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

Morrow:

Date of Execution:	MORROW INVESTORS, INC., a
Georgia Corporation
June 3, 2013
	By:	/s/ Fred S. Hazel
Fred S. Hazel, Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE.]

Seller
Date of Execution:
BEAVER CREEK TRUST

June 3, 2013	By:	Briarcliff Management, LLC, a
Nevada limited liability company, Trustee

		By:	/s/ Fred S. Hazel
Fred S. Hazel, Co-Managing Member

		By:	/s/ Stephen Michael Davis
Stephen Michael Davis, Co-Managing Member

		By:	/s/ David A. Deeter
David A. Deeter, Co-Managing Member

June 3, 2013		/s/ Fred S. Hazel
Fred S. Hazel

June 3, 2013		/s/ Lance A. Chernow
Lance A. Chernow

June 3, 2013		/s/ Keli J. Hazel
Keli J. Hazel

June 3, 2013		/s/ Jeffrey S. Greene
Jeffrey S. Greene

June 3, 2013		/s/ Stephen Michael Davis
Stephen Michael Davis

June 3, 2013		BLAKE MIGUEL DAVIS TRUST

		By:	/s/ David A. Deeter
David A. Deeter, Co-Trustee

		By:	/s/ Stephen Michael Davis
Stephen Michael Davis, Co-Trustee

[SIGNATURES CONTINUE ON FOLLOWING PAGE.]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

Purchaser:

Date of Execution:	TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership

June 6, 2013	By:	Trade Street OP GP, LLC,
a Delaware limited liability company,
its general partner

	By:	Trade Street Residential, Inc.,
a Maryland corporation,
its sole member

		By:	/s/ Bert Lopez
		Name:	Bert Lopez
		Title:	COO/CFO

Purchaser’s Tax Identification Number/Social Security Number:

30-0734476

EXHIBIT A

_____________________________

Members of Stacy Road Partners, LLC:

Beaver Creek Trust

Fred S. Hazel

Lance A. Chernow

Keli J. Hazel

Jeffrey S. Greene

Stephen Michael Davis

Blake Miguel Davis Trust

Exhibit A

EXHIBIT 1.1.12

LIST OF EXCLUDED FIXTURES AND TANGIBLE PERSONAL PROPERTY

1.          AMSI Software Licenses

Exhibit 1.1.12

EXHIBIT 1.1.15

LEGAL DESCRIPTION OF LAND

BEING a 19.681 acre tract of land situated in the George White Survey, Abstract Number 993 in the City of McKinney, Collin County, Texas and being all of Lot 3, Block A of the McKinney Seven Stacy Addition, as recorded in Clerk File No. 20110310010000460, Official Public Records of Collin County, Texas (OPRCCT) and also being a portion of an 108.412 acre tract of land described by deed to McKinney Seven Stacy, LP., as recorded in Clerk File No. 20070222000245990 of the Deed Records of Collin County, Texas (DRCCT) and being more particularly described as follows:

BEGINNING at a point for corner for the southeast corner of said 108.412 acre tract of land and being located in the center of Rowlett Creek and also being located in the north line of a 1.140 acre right-of-way dedication for Stacy Road;

THENCE along the north line of said 1.140 acre right-of-way dedication for Stacy Road as follows:

SOUTH 89°15'43" WEST a distance of 117.34 feet to a 5/8 inch iron rod found for the beginning of curve to the right having a radius of 1,335.00 feet and a chord bearing of North 89°26'33" West

Continuing along said curve to the right through a central angle of 02°35'24" for an arc length of 60.35 feet to a 5/8 inch iron rod found for the point of tangency;

NORTH 88°08'51" WEST a distance of 200.00 feet to a 5/8 inch iron rod found for the beginning of a curve to the left having a radius of 1,465.00 feet and a chord bearing of North 89°26'35" West;

Continuing along said curve to the left through a central angle of 02°35'25" for an arc length of 66.23 feet to a 5/8 inch iron rod found for the point of tangency;

SOUTH 89°15'43' WEST a distance of 779.96 feet to a 5/8 inch iron rod set for the southwest corner of the herein described tract of land;

THENCE departing the north line of said Stacy Road, NORTH 00°23'59" WEST a distance of 855.09 feet to a 5/8 inch iron rod set for the northwest corner of the herein described tract of land;

THENCE NORTH 89°36'01" EAST a distance of 793.25 feet to a point for corner located in the center of said Rowlett Creek and being the northeast corner of the herein described tract of land;

THENCE along the center of said Rowlett Creek, SOUTH 26°20'21" EAST a distance of 535.79 feet to a point for corner;

Exhibit 1.1.15 – Page 1

THENCE continuing with the center of said Rowlett Creek, SOUTH 27°49'06" EAST a distance of 425.79 feet to the POINT OF BEGINNING;

CONTAINING within these metes and bounds 19.681 acres or 857,285 square feet of land more or less, all according to that survey prepared by A.J. Bedford Group, Inc.

TRACT II

Easement Estate as created in Reciprocal Easement Agreement with Covenants, Conditions and Restrictions by and between McKinney Seven Stacy, LP, a Texas limited partnership and JK 720 Custer, LP, a Texas limited partnership dated November 26, 1970, filed December 7, 2007, recorded cc#20071207001637170, Real Property Records of Collin County, Texas.

Exhibit 1.1.15 – Page 2

EXHIBIT 1.1.24

PLANS AND SPECIFICATIONS

See attached

Exhibit 1.1.24

EXHIBIT 3.1.2

FORM OF ESCROW AGREEMENT

Project Name:
The Avenues at Craig Ranch

This Escrow Agreement, dated as of June ____, 2013, by and among the parties listed on Exhibit A attached thereto and made a part hereof (collectively, Seller”), TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Purchaser”) and CHICAGO TITLE INSURANCE Company (“Escrow Agent”);

WITNESSETH:

WHEREAS, Purchaser has entered into a Purchase and Sale Contract dated June ___, 2013 (the “Contract”) with Seller, whereby Seller has agreed to sell and Purchaser has agreed to buy certain premises described on Exhibit B attached hereto and made a part hereof (the “Premises”); and

WHEREAS, pursuant to the provisions of the Contract, Seller and Purchaser have requested that Escrow Agent act as escrow agent under the Contract, and Purchaser has tendered good funds to Escrow Agent in the amount of $200,000.00 representing the Initial Deposit; and

WHEREAS, on or before two (2) days after the expiration of the Feasibility Period, Purchaser is required to deliver to Escrow Agent $600,000.00 representing the Second Deposit;

WHEREAS, the Initial Deposit and Additional Deposit are collectively referred to as the “Deposit;”

WHEREAS, Purchaser, Escrow Agent and Seller wish to more particularly set forth and define the rights, obligations and duties of Escrow Agent in and to the Deposit and the Deed;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Seller and Escrow Agent hereby agree as follows:

1.  The Deposit is to be held in an interest-bearing account, pursuant to the Contract, with interest payable to Purchaser. Purchaser’s Federal Tax Identification Number is ___________________. The wire transfer instructions for Escrow Agent are set forth on Exhibit C attached hereto and made a part hereof.

2.  Both Purchaser and Seller shall give notice to Escrow Agent at least two business days prior to closing pursuant to the Contract. Such notice shall also include instructions for disbursement of the Deposit and the Deed at Closing.

Exhibit 3.1.2 – Page 1

3.  Upon notice from Purchaser to Escrow Agent that it has terminated the Contract pursuant to the terms of Section 5.2 of the Contract, the Initial Deposit shall immediately be returned to Purchaser and no notice from Seller shall be required. Both Purchaser and Seller shall give notice to Escrow Agent for the disbursement of the Deposit in all other instances as provided in the Contract, except in a notice of default in which case unilateral notice may be given. In the event Escrow Agent receives such unilateral notice of default, Escrow Agent shall promptly notify the party alleged to have defaulted and if such party fails to notify Escrow Agent of its dispute of a default within ten (10) days of receipt of Escrow Agent’s notice, then Escrow Agent may disburse the Deposit in accordance with the unilateral notice of the party claiming default. If Escrow Agent does receive notice disputing a claim of default within said ten (10) day period, then Escrow Agent may treat such as a dispute between Purchaser and Seller and act in accordance with the terms of Paragraph 5 hereof.

4.  Purchaser and Seller agree that (i) Escrow Agent is a mere stakeholder with respect to the Deposit and/or other monies payable to Escrow Agent as escrow agent under the Contract and/or this Escrow Agreement, and (ii) Escrow Agent has no liability with respect to said Deposit and other monies, except for gross negligence and/or willful neglect on the part of Escrow Agent.

5.  In the event of a dispute between Purchaser and Seller with respect to the Deposit and/or other monies payable to Escrow Agent as escrow agent under the Contract and/or this Escrow Agreement, Escrow Agent has the right, at its exclusive discretion, to deposit the Deposit into any court having jurisdiction over the dispute between Purchaser and Seller. In the event Escrow Agent exercises its rights under this paragraph, (a) all reasonable costs incurred by Escrow Agent (including but not limited to attorney’s fees) shall be borne equally by Seller and Purchaser, and (b) all obligations of Escrow Agent under the Contract and/or this Escrow Agreement shall terminate (except for liability of Escrow Agent for gross negligence and/or willful neglect as aforesaid).

6.  All reasonable costs incurred by Escrow Agent as escrow agent under the Contract and/or this Escrow Agreement (except costs or liabilities arising from Escrow Agent’s gross negligence and/or willful neglect) shall be borne equally by Seller and Purchaser, and each such party agrees to indemnify and hold harmless Escrow Agent to the extent of such party’s respective liability for any loss, costs, claim against Escrow Agent as escrow agent under the Contract and/or this Escrow Agreement (except for Escrow Agent’s gross negligence and/or willful neglect).

7.  Any notice, requests or demands to be made or given hereunder to any party shall be deemed duly given only if in writing and sent (i) by messenger for hand delivery, (ii) by overnight delivery service or (iii) by certified mail, return receipt requested and is addressed to the parties as follows:

Exhibit 3.1.2 – Page 2

If to Seller:

Davis Development, Inc.

1050 Eagles Landing Parkway, Suite 300

Stockbridge, Georgia 30281

Telephone (770) 474-4345

Facsimile (770) 474-5213

Email: fred@davisdevga.com

Attention: Fred S. Hazel

And to:

Davis Development, Inc.

1050 Eagles Landing Parkway, Suite 300

Stockbridge, Georgia 30281

Telephone (770) 474-4345

Facsimile (770) 474-5213

Email: lance@davisdevga.com

Attention: Lance A. Chernow

If to Purchaser:

Trade Street Operating Partnership, LP

19950 W. Country Club Drive

Suite 801

Aventura. Florida 33180

Telephone (786) 248-6050

Facsimile (786) 248-3679

Email: GBaumann@Trade-Street.com

Attention: Greg Baumann

With a copy to:

Bass, Berry & Sims, PLC

100 Peabody Place, Suite 900

Memphis, TN 38103

Telephone (901) 543-5943
Facsimile (901) 543-5999

Email guhlhorn@bassberry.com

Attention: T. Gaillard Uhlhorn

If to Escrow Agent, addressed to:

Chicago Title Insurance Company

5565 Glenridge Connector

Exhibit 3.1.2 – Page 3

Suite 300

Atlanta, Georgia 30342

Telephone (404) 303-3203

Facsimile (404) 419-3205

Email: chris.valentine@ctt.com

Attention: Christopher J. Valentine

8.  This Escrow Agreement may be executed in counterparts. This Escrow Agreement shall be governed by the laws of the state in which the Premises are located.

9.  Escrow Agent shall not charge an escrow fee for the holding and disbursement of the Deposit pursuant to the Contract.

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed by the parties hereto, to be effective as of the date above written.

Purchaser:

TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Trade Street OP GP, LLC, a Delaware limited liability company, its general partner

By:	Trade Street Residential, Inc., a Maryland corporation, its sole member

By:
Name:
Title:

[SIGNATURES CONTINUED ON NEXT PAGE]

Exhibit 3.1.2 – Page 4

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

Seller:

BEAVER CREEK TRUST

By:	Briarcliff Management, LLC, a
Nevada limited liability company, Trustee

By:
Fred S. Hazel, Co-Managing Member

By:
Stephen Michael Davis, Co-Managing
Member

By:
David A. Deeter, Co-Managing
Member

Fred S. Hazel

Lance A. Chernow

Keli J. Hazel

Jeffrey S. Greene

Stephen Michael Davis

BLAKE MIGUEL DAVIS TRUST
By:
David A. Deeter, Co-Trustee

By:
Stephen Michael Davis, Co-Trustee

[SIGNATURES CONTINUE ON FOLLOWING PAGE.]

Exhibit 3.1.2 – Page 5

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

Escrow Agent:

Chicago Title Insurance Company

By:
Print Name:
Title:

Exhibit 3.1.2 – Page 6

EXHIBIT A

Sellers:

Beaver Creek Trust

Fred S. Hazel

Lance A. Chernow

Keli J. Hazel

Jeffrey S. Greene

Stephen Michael Davis

Blake Miguel Davis Trust

Exhibit 3.1.2 – Page 7

EXHIBIT B

LEGAL DESCRIPTION

BEING a 19.681 acre tract of land situated in the George White Survey, Abstract Number 993 in the City of McKinney, Collin County, Texas and being all of Lot 3, Block A of the McKinney Seven Stacy Addition, as recorded in Clerk File No. 20110310010000460, Official Public Records of Collin County, Texas (OPRCCT) and also being a portion of an 108.412 acre tract of land described by deed to McKinney Seven Stacy, LP., as recorded in Clerk File No. 20070222000245990 of the Deed Records of Collin County, Texas (DRCCT) and being more particularly described as follows:

BEGINNING at a point for corner for the southeast corner of said 108.412 acre tract of land and being located in the center of Rowlett Creek and also being located in the north line of a 1.140 acre right-of-way dedication for Stacy Road;

THENCE along the north line of said 1.140 acre right-of-way dedication for Stacy Road as follows:

SOUTH 89°15'43" WEST a distance of 117.34 feet to a 5/8 inch iron rod found for the beginning of curve to the right having a radius of 1,335.00 feet and a chord bearing of North 89°26'33" West

Continuing along said curve to the right through a central angle of 02°35'24" for an arc length of 60.35 feet to a 5/8 inch iron rod found for the point of tangency;

NORTH 88°08'51" WEST a distance of 200.00 feet to a 5/8 inch iron rod found for the beginning of a curve to the left having a radius of 1,465.00 feet and a chord bearing of North 89°26'35" West;

Continuing along said curve to the left through a central angle of 02°35'25" for an arc length of 66.23 feet to a 5/8 inch iron rod found for the point of tangency;

SOUTH 89°15'43' WEST a distance of 779.96 feet to a 5/8 inch iron rod set for the southwest corner of the herein described tract of land;

THENCE departing the north line of said Stacy Road, NORTH 00°23'59" WEST a distance of 855.09 feet to a 5/8 inch iron rod set for the northwest corner of the herein described tract of land;

THENCE NORTH 89°36'01" EAST a distance of 793.25 feet to a point for corner located in the center of said Rowlett Creek and being the northeast corner of the herein described tract of land;

Exhibit 3.1.2 – Page 8

THENCE along the center of said Rowlett Creek, SOUTH 26°20'21" EAST a distance of 535.79 feet to a point for corner;

THENCE continuing with the center of said Rowlett Creek, SOUTH 27°49'06" EAST a distance of 425.79 feet to the POINT OF BEGINNING;

CONTAINING within these metes and bounds 19.681 acres or 857,285 square feet of land more or less, all according to that survey prepared by A.J. Bedford Group, Inc.

TRACT II

Easement Estate as created in Reciprocal Easement Agreement with Covenants, Conditions and Restrictions by and between McKinney Seven Stacy, LP, a Texas limited partnership and JK 720 Custer, LP, a Texas limited partnership dated November 26, 1970, filed December 7, 2007, recorded cc#20071207001637170, Real Property Records of Collin County, Texas.

Exhibit 3.1.2 – Page 9

EXHIBIT C

ESCROW AGENT’S WIRING INSTRUCTIONS

ABA#:

BANK:

ACCOUNT #:

CREDIT TO:

CONTACT:
PHONE:
EMAIL:

PLEASE REFERENCE:	[INSERT NAME OF PROPERTY]

Exhibit 3.1.2 – Page 10

EXHIBIT 5.5

THE MATERIALS

1.	Rent roll for the Property (when available and upon request) together with the form lease currently in use at the Property, copies of tenant leases and copies of tenant files.

2.	Licenses and Permits (excluding construction).

3.	Occupancy Certificates (when available and upon request).

4.	Copies of the most current real estate or personal property ad valorem tax statements for the Property.

5.	Copies of all property contracts (even those not terminable within 90 days).

6.	Personal Property Inventory.

7.	Insurance loss runs, if any.

8.	Occupancy Reports.

9.	Architectural, mechanical, electrical, plumbing, drainage, construction, and similar plans, specifications and blueprints relating to the Improvements.

10.	Operating statements itemizing income and expense items for the Property (when available and upon request).

11.	Existing Title Policy and Recorded Exceptions.

12.	Existing Boundary Survey.

13.	Organizational Documents.

14.	2011 Federal Tax Return.

15.	The Plans and Specifications.

Exhibit 5.5

EXHIBIT 7.2.1.1

ASSIGNMENT AND ASSUMPTION OF INTERESTS

This Agreement of Assignment and Assumption (the "Assignment") is made this _________ day of ________, 2013, by and among the parties listed on Exhibit A attached hereto and made a part hereof (collectively, hereinafter referred to as "Assignor") and ______________________________, a _________________ (hereinafter referred to as "Assignee").

Recital of Facts

WHEREAS, Assignor are the sole members of Stacy Road Partners, LLC, a Georgia limited liability company (the “Company"), pursuant to that certain Second Amended and Restated Operating Agreement dated November 1, 2012 (the “Organizational Agreement");

WHEREAS, Assignor owns and holds a one-hundred percent (100%) interest in the Company (the " Interest") and desires to convey the Interest to Assignee; and

WHEREAS, pursuant to and in accordance with that certain Purchase and Sale Contract (the “Contract”) between Assignor and Assignee dated as of June ___, 2013, Assignor desires to assign, and Assignee desires to assume, the Interest.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and the agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.           Assignor does hereby assign, transfer and set over to Assignee and Assignee’s successors and assigns, forever, the Interest, including, without limitation, (i) all right, title and interest of Assignor in and to the Company, (ii) all right, title and interest of Assignor pursuant to the Organizational Agreement in and to all real and personal property and every other right, however characterized, now or hereafter held by the Company, and (iii) all of Assignor's respective claims, rights, powers, privileges, security interests, liens and remedies under the Organizational Agreement.

2.           Assignee hereby accepts the assignment and transfer from Assignor of the Interest in the Company and hereby assumes all obligations of Assignor under the Organizational Agreement and otherwise as a Member arising after the date hereof.

3.           Assignor represents and warrants to Assignee as follows:

(a)         Assignor has the power and authority to execute and deliver this Assignment and transfer the Interests to Assignee pursuant to the terms of this Assignment.

(b)        This Assignment is the binding obligation of Assignor, enforceable in accordance with its terms.

Exhibit 7.2.1.1 – Page 1

(c)         Assignor has good and marketable title to the Interests free and clear of all liens, claims and encumbrances and immediately after the transfer of the Interests to Assignees hereunder, Assignee shall have good and marketable title to the Interests free and clear of all liens, claims and encumbrances

4.           Assignor and Assignee agree that this Assignment shall become effective as of the date hereof.

5.           From time to time after the date hereof, Assignor will execute and deliver or cause to be executed and delivered such other instruments of conveyance, assignment, transfer and delivery and will take such other reasonable actions as Assignee may reasonably request in order to effectively transfer, convey, assign and deliver to Assignee the Interests.

6.           This Assignment will be construed under and governed by the laws of the State of Georgia, without giving effect to principles of conflict of laws of that state. Any action arising from or relating to this Assignment shall be brought in any State of Georgia court or any federal court in Georgia where jurisdiction and venue are proper.

7.           This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective legal representatives, successors and assigns.

8.           This Assignment may be executed in counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

Exhibit 7.2.1.1 – Page 2

IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument as of the day and year first above written.

ASSIGNOR:

BEAVER CREEK TRUST

By:	Briarcliff Management, LLC, a
Nevada limited liability company, Trustee

By:
Fred S. Hazel, Co-Managing Member

By:
Stephen Michael Davis, Co-Managing
Member

By:
David A. Deeter, Co-Managing
Member

Fred S. Hazel

Lance A. Chernow

Keli J. Hazel

Jeffrey S. Greene

[SIGNATURES CONTINUE ON FOLLOWING PAGE.]

Exhibit 7.2.1.1 – Page 3

[SIGNATURES CONTINUED FROM PREVIOUS PAGE.]

Stephen Michael Davis

BLAKE MIGUEL DAVIS TRUST 2012

By:
David A. Deeter, Co-Trustee

By
Stephen Michael Davis, Co-Trustee

[SIGNATURES CONTINUE OF FOLLOWING PAGE.]

Exhibit 7.2.1.1 – Page 4

[SIGNATURES CONTINUED FROM PREVIOUS PAGE.]

ASSIGNEE:
,a

By:
Name:
Title:

Exhibit 7.2.1.1 – Page 5

EXHIBIT 7.2.1.13

TENANT LETTER

________________, ________

RE:	Notice of Change of Ownership of _____________________________Apartments

Dear Tenants:

You are hereby notified as follows:

That as of the date hereof,_________________________ (the “Seller”) has transferred, sold, assigned, and conveyed all of its interest in and to the above-described property, (the “Property”) to ____________________________ (the “New Owner”). After today, New Owner will be responsible for all obligations of the “landlord” or “lessor” under your lease.

Future notices and rental payments with respect to your lease premises at the Property should be made to the New Owner in accordance with your lease terms at the following address:

Your security deposit has been transferred to the New Owner and as such the New Owner shall be responsible for holding the same in accordance with the terms of your lease.

[The remainder of this page is blank intentionally;
the signature page(s) follow.]

Exhibit 7.2.1.13 – Page 1

If you have any questions regarding any of this information, please contact the New Owner.

Very truly yours,

Seller:
,
a

By:
Name:
Title:

New Owner:

a

By:
Name:
Title:

Exhibit 7.2.1.13 – Page 2

EXHIBIT 15.22

Audit Representation Letter

____________________________
(Acquisition Completion Date)

Dear Sirs:

We are writing at your request to confirm our understanding that your audit of the apartment community operations of “_______________________” for the twelve months ended ________________, was made for the purpose of complying with the Securities and Exchange Commission Regulation S-X, subsection 210.3-14 “Special Instructions for Real Estate Operations to Be Acquired”. In connection with your audit we confirm, to the best of our knowledge and belief, the following representations made to you during your audit:

1.	To our actual knowledge, we have made available to you the financial records and related data described on Exhibit “A” attached hereto for the period under audit.

2.	There have been no undisclosed:

a.	Irregularities involving any member of management or employees who have significant roles in the internal control structure.

b.	Irregularities involving other persons that could have a material effect on the financial records and related data.

c.	Violations or possible violations of laws or regulations, the effects of which should be considered for disclosure in the financial records and related data.

3.	There are no undisclosed:

a.	Unasserted claims or assessments that our lawyers have advised us are probable of assertion.

b.	Material gain or loss contingencies (including oral and written guarantees).

c.	Material transactions that have not been properly recorded in the financial records and related data.

d.	Material related party transactions and related amounts receivable or payable, including sales, purchases, loans, transfers, leasing arrangements, and guarantees.

e.	Events that have occurred subsequent to the audit period that would require adjustment to or disclosure in the financial records and related data.

4.	All aspects of contractual agreements that would have a material effect on the financial records and related data have been complied with.

Exhibit 15.22 – Page 1

To our knowledge and belief, no events have occurred subsequent to December 31, 20__, and through the date this letter is signed that would require adjustment to or disclosure in the Financial Statements. Notwithstanding anything herein or otherwise to the contrary, this letter has been delivered without recourse to the undersigned and in the event of any errors or inconsistencies, you and the Buyer agree not to seek recourse against us (or our partners, officers, employees, agents or advisors) for any loss, cost expense, liability or claim you may suffer or incur as a result thereof. This letter has been delivered solely, as an accommodation to Buyer and, as a result, is without consideration.

Very truly yours,
“Seller/Management”

Exhibit 15.22 – Page 2

EXHIBIT 16.1

RENT CONCESSIONS

See attached.

Exhibit 16.1